Exhibit 19.1
Approved by the
CoStar Group, Inc.
Board of Directors
September 13, 2023

CoStar Group, Inc.
Insider Trading Compliance Policy

CoStar Group, Inc. (the “Company”) seeks to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our personnel to comply at all times with federal laws governing insider trading. This policy sets forth procedures designed to provide reasonable assurance that our personnel will avoid undue legal risk associated with securities trading activity.
Persons Covered
You must comply with this policy if you are:
•a director, officer or employee;
•a contractor, consultant or other person designated by the Company; or
•an entity controlled by or a household member of any of the foregoing persons.
Policy Statement
When in possession of material nonpublic information, you must not:
•purchase or sell any security in breach of a duty of trust or confidence, whether issued by the Company or by any other company;
◦this includes purchasing or selling any security of any other company, including another company in the Company’s industry, while you possess material nonpublic information that you obtained during your employment by or service with the Company;
•directly or indirectly communicate material nonpublic information to anyone outside the Company, unless in accordance with the Company’s Code of Business Conduct and Ethics, Proprietary Information and Trade Secret Policy and any other applicable Company policies;
•recommend to anyone the purchase or sale of any Company securities;
•directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis;
•enroll in, make increases or decreases to your payroll deductions under or withdraw from participation in the Company’s Employee Stock Purchase Plan (the “ESPP”); or
•make gifts, charitable donations and estate planning transfers of Company securities.
For this purpose:
•securities includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;

•purchase includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;
•sale includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;
•material means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and
•nonpublic means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security.
To understand how these terms apply to specific circumstances, or for any other questions about this policy, you should ask the Company’s General Counsel or designated Company Compliance Officer.
If you are unsure whether a proposed transaction is allowed under this policy and the federal laws governing insider trading, you should follow a good rule of thumb: when in doubt, do not trade.
Pre-Clearance of Transactions
All Company directors and officers, all Company employees in the Finance, Accounting, Legal and Investor Relations Departments, and such other individuals who are designated from time to time by the Company’s General Counsel (collectively, the “Pre-clearance Group”) must obtain the approval of the Company’s General Counsel, designated Company Compliance Officer of the Company, or any designee of the foregoing for purposes of pre-clearance, in accordance with the procedures described below, prior to participating in any transaction involving the Company’s securities. This pre-clearance policy applies even if you are initiating a transaction while the trading window is open and also applies to individuals sharing the same household as a member of the Pre-clearance Group and any entities controlled by a member of the Pre-clearance Group.
To submit a pre-clearance request, you must:
•email the Company’s General Counsel or designated Company Compliance Officer at least one business days in advance of the proposed transaction;
•describe your proposed transaction, the proposed date of the transaction, and the amount of securities involved; and
•certify that you do not possess material nonpublic information.
Pre-clearance approval:
•may be granted or withheld in the sole discretion of the Company’s General Counsel or designated Company Compliance Officer (or the Chief Financial Officer for trades by the General Counsel);
•remains subject to the requesting person’s independent obligation to confirm that the requesting person does not possess material nonpublic information;
•will not constitute legal advice that a proposed transaction complies with applicable law;
•will not result in liability to the Company or any other person if delayed or withheld; and
•is not required for transactions under a previously approved Rule 10b5-1 plan.

If a transaction is approved under the pre-clearance policy, the transaction must be executed within five business days after the approval is obtained and may not be executed if you acquire material nonpublic information concerning the Company before executing. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed. If a proposed transaction is not approved under the pre-clearance policy, you should not inform anyone within or outside of the Company of the restriction.
Quarterly Blackout Periods
You must not transact in any security of the Company during any blackout period, and you must not enroll in, make increases or decreases to your payroll deductions under or withdraw from participation in the ESPP during any blackout period.
The quarterly blackout period:
•begins (i) for members of the Pre-clearance Group, on the 14th calendar day of the last month of each fiscal quarter or (ii) for all others, at the end of each fiscal quarter; and
•ends after completion of the second trading day after the earnings release for that quarter.
If, for example, the Company were to issue its earnings release on Tuesday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. If, however, the earnings release was issued on Tuesday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Thursday.
Additional Blackout Periods
From time to time, the General Counsel or designated Company Compliance Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must neither trade any security of the Company nor disclose that an additional blackout is in effect.
Exempt Transactions
The restrictions in this policy do not apply to:
•transactions directly with the Company (i.e., not a market transaction);
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•transfers of securities that result only in a change in form of beneficial ownership without changing a person’s pecuniary interest in such securities (such as a transfer of securities directly owned into a trust of which the transferor is the sole beneficiary and trustee); and
•transactions under a pre-approved Rule 10b5-1 plan.
The General Counsel or, in the case of directors, the Board of Directors of the Company (the “Board”), may approve additional exempt transactions.
Rule 10b5-1 Trading Plans
Individuals designated by the Company’s General Counsel are permitted to establish trading plans pursuant to Rule 10b5-1. The restrictions in this policy, other than those transactions described under

“Prohibited Transactions,” do not apply to transactions under a trading plan that satisfies the conditions of Rule 10b5-1 and has been approved by the General Counsel or designated Company Compliance Officer (or the Chief Financial Officer for Rule 10b5-1 trading plans entered into by the General Counsel or Compliance Officer). All amendments, modifications and terminations of a Rule 10b5-1 trading plan must also be reviewed and approved by the General Counsel or designated Company Compliance Officer (or the Chief Financial Officer for Rule 10b5-1 trading plans entered into by the General Counsel or Compliance Officer).
Prohibited Transactions
You may not engage in:
•short sales, referring to sales of shares that you do not own at the time of sale;
•options trading, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
•hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and
•pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.
Post-Termination Transactions
If you possess material nonpublic information when your service with the Company terminates, you may not trade until that information has become public or is no longer material. If your employment ends during a blackout period, you will remain subject to the remainder of that blackout period.
Policy Administration
The General Counsel has authority to interpret and implement this policy. This authority includes interpreting or waiving the terms of the policy, to the extent consistent with its general purpose and applicable securities laws. The Chief Financial Officer will administer the policy as it applies to any trading activity by the General Counsel.
Certification of Compliance
You may be asked periodically to certify your compliance with the terms and provisions of this policy.